Exhibit 99.2
                       VSE Wins Ship Transfer Contract
                      New Pact Worth Up To $544 Million

	Alexandria, Virginia April 25, 2005 - VSE Corporation (Nasdaq: VSEC) reported today that it has been awarded a $544 million cost plus award fee contract for services in support of U.S. Navy ships that are bought, sold, or otherwise transferred through the Foreign Military Sales (FMS) program to FMS customers.

       VSE's BAV Division will continue to support the Navy's FMS program under this new, single award contract. The new contract, which has a one-year base period and four one-year options, replaces a similar ten-year contract awarded to VSE in 1995. The ship transfer contract awarded in 1995 has represented from 37 to 56% of annual VSE revenues each year since 1996. In 2004, ship transfer contract revenues of about $113 million represented 52.3% of total VSE revenues for the year; however, future VSE revenues under this new indefinite-delivery/ indefinite-quantity award cannot be predicted with certainty.

       Since 1995, VSE has transferred 30 ships to foreign governments, and the Company is currently reactivating four ex-Kidd class guided-missile destroyers
(DDGs) for transfer to Taiwan. Additionally, VSE actively supports eleven countries through the follow-on technical support requirements of the Navy FMS contract, providing training, maintenance, repair, and in-country infrastructure improvement assistance in support of transferred ships. Countries currently supported are Bahrain, Egypt, Japan, Mexico, Taiwan, Thailand, Turkey, Poland, Philippines, Morocco, and Spain.

       VSE's BAV Division is part of the Company's International Group under the direction of Executive Vice President James M. Knowlton. Commenting on the award, Mr. Knowlton said, "We are proud to continue our support as part of the Naval Sea Systems Command FMS team. This work is important not only to our foreign customers, but to our Navy as well, as it creates critical interoperability with our allies in strategic parts of the world."

	VSE provides diversified services to the engineering, energy and environment, defense, and homeland security markets from more than 15 locations across the United States and around the world. For the fiscal year ended December 31, 2004, VSE reported consolidated revenues of $216 million and earnings of $3.4 million ($1.49 per share diluted).

       For more information on VSE services and products, please see the Company's web site at www.vsecorp.com or contact Len Goldstein, Director of Business and New Product Development at (703) 317-5202. News Contact:
C. S. Weber, CAO, (703) 329-4770.


This news release contains statements which, to the extent they are not recitations of historical fact, constitute "forward looking statements" under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE's public filings with the Securities and Exchange Commission.

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